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                                                                  EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT


         This Agreement is made as of this 29th day of September, 2000 between TeleSpectrum Worldwide Inc., a Delaware corporation (the "Company"), and Kurt Dinkelacker (the "Employee").

                                    RECITALS

         WHEREAS, the Company desires to employ the Employee, and the Employee desires to provide services to the Company, upon the terms and conditions hereinafter set forth.

                                   WITNESSETH:

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.       Employment.

         (a) During the term of the Employee's employment under this Agreement (the "Employment Term"), the Employee shall be the Executive Vice President and Chief Financial Officer and Secretary of the Company and shall perform such duties consistent with such office as described in the Company's Bylaws (a copy of which has been furnished to the Employee) and as are assigned by the Company's Chief Executive Officer or his designees (collectively and including the Chief Executive Officer, the "Designated Officer") and the Company's Board of Directors (the "Board"). It is understood that until the Employee completes his Executive MBA, but in no event later than 5/31/01, the Employee will be permitted to work nine days our of ten.

         (b) Employee represents to the Company that he is not subject or a party to any employment agreement, non-competition covenant, non-disclosure agreement or any other agreement, covenant, understanding or restriction of any nature which would prohibit Employee from executing this Agreement and performing fully his duties and responsibilities hereunder.

2. Term. The Employment Term shall begin on the date hereof and, unless terminated earlier pursuant to the terms of this Agreement, for a period of two years; provided that the Employment Term shall automatically renew for successive one year periods unless a notice of non-renewal is provided by the Company not less than 30 days prior to the then applicable scheduled expiration date.

3.        Compensation for Employment.

          (a) The basic annual rate of compensation of the Employee for his services to the Company during the Employment Term shall be $200,000 (such amounts are referred to herein as the "Salary"), which the Company shall pay to the Employee in equal proportional
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installments in accordance with the normal payroll policies of the Company. The
Employee's Salary rate shall be increased to $250,000 effective July 1, 2002.

          (b) The Employee shall be eligible to receive a target bonus for the period January 1, 2001 to June 30, 2002 equal to 70% of the Employee's initial Salary. This bonus will be awarded based on the Employee's achievement of goals and objectives established by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") which goals and objectives shall be comparable to the goals and objectives established for the Chief Executive Officer and Chairman of the Board of the Company; provided, however, in no event shall this bonus be less than $70,000 (the "Minimum Bonus"). The determination of whether the Employee has achieved such goals and objectives shall be made by the Compensation Committee and their determination shall be final and binding on all parties. In order to be eligible to receive this bonus the Employee must continue in the employ of the Company through June 30 2002, the end of the bonus period; provided that if the Employee is terminated without cause prior to June 30, 2002, the Employee will be entitled to receive the Minimum Bonus. The bonus shall be payable on July 15, 2002. The first $70,000 of the bonus is deemed earned and payable on June 30, 2002 provided you are employed as of that date. That $70,000 is also deemed earned and payable should you be terminated without cause prior to June 30, 2002. Thereafter, the Employee will be eligible to receive such bonuses in such amounts as approved by the Compensation Committee of the Board of Directors and participate in such bonus programs as are established for executive officers of the Company.

          (c) The Company shall, as of the date hereof, grant the Employee under and pursuant to the terms of the Telespectrum Worldwide Inc. 1996 Equity Compensation Plan (the "Plan") stock options (the "Stock Option") to purchase an aggregate of 200,000 shares of the Company's common stock, per value $.01 per share (the "Common Stock") at an exercise price equal to the Fair Market Value (as of the closed of business on 9/18/00). This option shall vest and become exercisable in three substantially equal annual installments beginning on the first anniversary of the date of grant and ending on the third anniversary of the date of grant. In addition, on the date hereof, the Company shall grant Employee a stock option (the "Performance Option") to purchase 100,000 shares of Common Stock. This Performance Option will have the following vesting schedule:

                  (i) 33,334 shares if the closing price of the Common Stock on Nasdaq reaches $6.50 per share for ten consecutive trading days beginning prior to the 18 month anniversary of the date of this Agreement;

                  (ii) 33,333 share if the closing price of the Common Stock on Nasdaq reaches $11.50 per share for ten consecutive trading days beginning prior to the 27 month anniversary of the date of this Agreement;

                  (iii) 33,333 shares if the closing price of the Common Stock on Nasdaq reaches $17.50 per share for ten consecutive trading days beginning prior to the 36 month anniversary of the date of this Agreement; and

                  (iv) if not vested by the fourth anniversary of the date of this
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Agreement, then all shares underlying the Performance Option shall automatically vest on such date.

Each of the Performance and Base Options shall immediately vest as to any non-vested portion upon any termination of employment pursuant to Section 5 hereof.

          (d) During the Employment Term, the Company shall provide the Employee with fringe benefits that are substantially equivalent to the fringe benefits specified on Exhibit "A" (the "Fringe Benefits") at such levels that are provided to the senior officers of the Company.

          (e) All amounts payable by the Company under Sections 3(a) and (b) and the Fringe Benefits allowed under Section 3(d) shall be subject to pro-ration based upon the number of days in each such year that the Employee was employed by the Company hereunder.

4.        Termination Without Compensation.

          (a) Total Disability. If the Employee becomes totally disabled (as defined below), the Company may terminate the Employment Term by notice to the Employee, and as of the termination date, the Company shall have no further liability or obligation to the Employee hereunder except as follows: the Employee shall receive (i) unpaid Salary, Bonus, if any, and Fringe Benefits that have accrued through the date of termination; and (ii) whatever benefits that he may be entitled to receive under any then existing disability benefit plans of the Company, including any such plans included in the Fringe Benefits. For the purposes hereof, the Employee shall be deemed to be "totally disabled" if the Employee is considered totally disabled under any group disability plan maintained by the Company and in effect at that time, or in the absence of any such plan, under applicable Social Security regulations. In the event of any dispute under this Section 4(a), the Employee shall submit to a physical examination by a licensed physician mutually satisfactory to the Company and the Employee, the cost of such examination to be paid by the Company, and the determination of such physician shall be determinative.

          (b) Death. If the Employee dies, this Agreement shall terminate on the date of death, and thereafter the Company shall not have any further liability or obligation to the Employee, his executors, administrators, heirs, assigns or any other person claiming under or through him except that the Employee's estate shall receive any unpaid Salary, Bonus, if any, and Fringe Benefits that have accrued through the date of termination.

          (c) Cause. The Company may terminate the Employment Term for "cause" by giving the Employee 30 days' notice of the termination date, and as of the termination date, the Company shall not have any further liability or obligation to the Employee, except that the Employee shall receive any unpaid Salary, Bonus, if any, and Fringe Benefits that have accrued through the date of termination. For purposes of this Agreement, "cause" shall mean the Employee's
(i) breach (other than by reason of illness, injury or incapacity) of any of the material terms or provisions of this Agreement, (ii) the willful and substantial failure to comply fully with the lawful and reasonable directives of any Designated Officer or the Board, (iii) substantial and willful misconduct, (iv) material neglect of the Company's business, (v) conviction of a felony or other crime involving moral turpitude, (vi) misappropriation of funds,
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or (vii) habitual abuse of alcohol, narcotics or other controlled substances. In the case of a termination for "cause," the notice of termination shall specify the basis for the Company's determination of "cause"; provided, however, that in the case of conduct described in clauses (i), (ii), (iii) and (iv) above, such conduct shall not constitute "cause" for the purposes of this paragraph (c) unless (A) the Chief Executive Officer or the Board shall have given the Employee notice setting forth with specificity (1) the conduct deemed to constitute "cause," (2) reasonable action that would remedy the objectionable conduct, and (3) a reasonable time (not less than 5 days) within which the Employee may take such remedial action, and (B) the Employee shall not have taken such specified remedial action within such specified reasonable time.

          (d) Resignation. The Employee shall have the right to terminate the Employment Term at any time by giving the Company 60 days' notice of the termination date. Under such circumstances, the Company shall not have any further liability or obligation to the Employee, except that the Employee shall receive any unpaid Salary, Bonus, if any, and Fringe Benefits that have accrued through the date of termination, net of any liabilities that the Employee may have to the Company.

5. Termination With Compensation. The Company shall have the right to terminate the Employment Term without cause, or determine not to have the Employment Term continue for a successive one year period, at any time by giving the Employee 30 days' notice of the termination date or its non-renewal election. Subject to Section 9 hereof, in the event of a termination of the Employment Term pursuant to this Section 5 or election not to continue the Employment Term for a successive one year period, the Company shall continue to pay to the Employee the Salary (at the rate of $250,000 per year) and continue to provide the healthcare benefits referred to in item (a) of Exhibit A for a period ending one year after the date of any such termination or election. In addition, Employee shall be entitled to outplacement services of up to $10,000 at the cost of the Company. The Salary to be paid and the Fringe Benefits to be provided under this Section 5 are referred to herein as the "Termination Compensation." The Employee shall not be entitled to any Termination Compensation unless the Employee executes and delivers to the Company after a notice of termination a release in the form satisfactory to the Company, in by which the Employee releases the Company from any obligations and liabilities of any type whatsoever under this Agreement, except for the Company's obligations with respect to the Termination Compensation, which release shall not affect the Employee's right to indemnification, if any, for actions taken within the scope of his employment. The parties hereto acknowledge that the Termination Compensation to be provided under this Section 5 is to be provided in consideration for the above-specified release. In the event of a Change of Control (as defined in the "Plan"), if the Employee's position is eliminated or significantly diminished, the Employee will be entitled to the Termination Compensation provided under this Section 5.

6.        Agreement Not to Compete.

          (a) The Employee covenants that for the period beginning on the termination of Employee's employment hereunder and ending on the first anniversary of the date of such termination of employment hereunder (the "Restricted Period"), he will not, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as a partner, principal, agent,
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representative, consultant or otherwise with or use or permit his name to be used in connection with, any business or enterprise engaged directly or indirectly in competition with the business conducted by the Company at any time during such period within any portion of the United States in the direct marketing business which includes inbound and outbound telemarketing, customer retention, interactive voice response and any other business engaged in by the Company that Employee is directly involved with at the end of the Employment Term (the "Business"). It is recognized by the Employee and the Company that the Business is and is expected to continue to be conducted throughout the United States and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenant set forth in Section 6(b)) are therefore not appropriate. The foregoing restriction shall not be construed to prohibit the ownership by Employee as a passive investment of not more than five percent of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934.

          (b) The Employee further covenants that during the Restricted Period, he will not, either directly or indirectly, (i) call on or solicit any person who or which has been a customer of the Company with respect to the activities prohibited by Section 6(a) or (ii) solicit the employment of any person who is employed by the Company during such period on a full or part-time basis.

          (c) The Employee acknowledges that the restrictions contained in this
Section 6 are reasonable and necessary to protect the legitimate interests of the Company, and that any violation will result in irreparable injury to the Company.

          (d) The Employee agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 6, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of this Section 6 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

7. Inventions, Designs and Product Developments. All inventions, innovations, designs, ideas and product developments, developed or conceived by the Employee, solely or jointly with others, whether or not patentable or copyrightable, at any time during the Employment Term or during his employment by the Company prior to the commencement of the Employment Term and that relate to the actual or planned business activities of the Company (collectively, the "Developments") and all of the Employee's right, title and interest therein, shall be the exclusive property of the Company. The Employee hereby assigns, transfers and conveys to the Company all of his right, title and interest in and to any and all such Developments. The Employee shall disclose fully, as soon as practicable and in writing, all material and substantial Developments to the Board. At any time and from time to time, upon the request of the Company, the Employee shall execute and deliver to the Company any and all instruments, documents and papers, give
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evidence and do any and all other reasonable acts that, in the opinion of counsel for the Company, are or may be necessary or desirable to document such transfer or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, re-issue, continuance or renewal of any such patent, trademark or copyright. The Company will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse the Employee for all reasonable expenses incurred by his in compliance with the provisions of this Section 7.

8.        Confidential Information.

          (a) The Employee has had and will have possession of or access to confidential information relating to the business of the Company, including writings, equipment, processes, drawings, reports, manuals, invention records, financial information, business plans, customer lists, the identity of or other facts relating to prospective customers, inventory lists, arrangements with suppliers and customers, computer programs, or other material embodying trade secrets, customer or product information or technical or business information of the Company. All such information, other than any information that is in the public domain through no act or omission of the Employee or which he is authorized to disclose, is referred to collectively as the "Company Information." During and after the Employment Term, the Employee shall not (i) use or exploit in any manner the Company Information for himself or any person, partnership, association, corporation or other entity other than the Company,
(ii) remove any Company Information, or any reproduction thereof, from the possession or control of the Company or (iii) treat Company Information otherwise than in a confidential manner.

          (b) All Company Information developed, created or maintained by the Employee, alone or with others while employed by the Company, and all Company Information maintained by the Employee thereafter, shall remain at all times the exclusive property of the Company. The Employee shall return to the Company all Company Information, and reproductions thereof, whether prepared by his or others, that are in his possession immediately upon request and in any event upon the completion of his employment by the Company.

9. Remedies. The Employee expressly acknowledges that the remedy at law for any breach of Sections 6, 7 and 8 will be inadequate and that upon any such breach or threatened breach, the Company shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, in equity or otherwise, and to enforce the specific performance of the Employee's obligations under these provisions without the necessity of proving the actual damage to the Company or the inadequacy of a legal remedy. In addition, the Company shall be entitled to cease paying Employee any Termination Compensation if the Employee engages in any activities restricted by Section 6 hereof regardless of the enforceability of Section 6 under applicable law.

10.       General.
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          (a) Governing Law. This Agreement is made and entered into in the
Commonwealth of Pennsylvania, and shall in all respects be interpreted, enforced and governed by and under the laws of the Commonwealth.

          (b) Company. For purposes of Sections 6, 7, 8 and 9, the term "Company" shall be deemed to include any incorporated or unincorporated entities that are controlled, directly or indirectly, by the Company through ownership, agreement or otherwise, and any such entity to which the Company assigns its rights hereunder.


          (c) Binding Effect. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee.

          (d) Notices. All notices required to be given under this Agreement shall be in writing and shall be deemed to have been given when personally delivered or when mailed by registered or certified mail, postage prepaid, return receipt requested, or when sent by Federal Express or other overnight delivery service, addressed to the Employee at the address then on record with the Company and, if to the Company, as follows:

                               443 S. Gulph Road
                               King of Prussia, PA  19406
                               Fax:  610-962-5109
                               Attn:  Chief Executive Officer

                               With a copy to:

                                          Morgan, Lewis & Bockius LLP
                                          1701 Market Street
                                          Philadelphia, PA  19103
                                          Fax:  215-963-5299
                                          Attn:   Richard A Silfen, Esquire

          (e) Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and may not be modified or amended in any way except in writing by the parties hereto.

          (f) Duration. Notwithstanding the termination of the Employment Term and of the Employee's employment by the Company, this Agreement shall continue to bind the parties for so long as any obligations remain under the terms of this Agreement.

          (g) Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches.
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          (h) Severability. If any provision of this Agreement or application thereof to anyone under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision in any other jurisdiction.




           IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto duly executed this Agreement as of the day and year first written above.

                                         TELESPECTRUM WORLDWIDE INC.


                                         By:___________________________________



                                         --------------------------------------
                                         Kurt Dinkelacker
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                                    EXHIBIT A

                                 FRINGE BENEFITS


          (a) Health insurance and short-term and long-term disability insurance for the Employee, with the same benefits generally provided to the Company's most senior executive employees from time to time during the Employment Term.

          (b) Eligibility to participate in any 401(k) savings plans maintained by the Company during the Employment Term consistent with the Plan parameters.

          (c) Term life insurance and SERP participation on a basis commensurate with the Company's other senior officers. In the event of a Change of Control (as defined in the Plan) and termination without cause all Company contributions to the SERP plan will become fully vested.

          (d) Eligibility to continue to participate in any employee stock option plan maintained by the Company during the Employment Term.

          (e) Reimbursement, in accordance with the Company's policies and upon receipt of proper accounting of expenses.

          (f) Paid holidays in accordance with the Company's policies.

          (g) Paid vacation of four weeks per year.

          (h) Tuition Reimbursement of up to $35,000 payable on January 1, 2001.
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                                    EXHIBIT B

                                 FORM OF RELEASE